Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

HighPeak Energy, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	7,331,517	(1)	$189,886,290 (1)(2)	0.0000927	$ 17,602.46(3)	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$ 189,886,290		$ 17,602.46
	Total Fees Previously Paid							$ 0
	Total Fee Offsets							$ 0
	Net Fee Due							$ 17,602. 46

(1)

With respect to the offering of shares of common stock by the selling stockholders named herein, the proposed maximum offering price per share of common stock will be determined from time to time in connection with, and at the time of, the sale by the selling stockholders.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low prices of the registrant’s common stock on the Nasdaq Global Market on June 24, 2022.

(3)	Calculated pursuant to Rule 457(c) of the Securities Act.